EXHIBIT (a)(1)(E)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND
AND YOU DO NOT WANT TO EXCHANGE YOUR ELIGIBLE OPTIONS
TD AMERITRADE HOLDING CORPORATION
WITHDRAWAL FORM FOR
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
     You previously received the Offer to Amend the Exercise Price of Certain Options and the other documents that accompany it (the “Offer to Amend”). You should submit this form only if you now wish to change that election and REJECT TD AMERITRADE’s offer for some or all of your eligible options.
     A properly completed and signed original of this election form (or a facsimile of it) must be received by the Human Resources Department via fax at (402) 827-8921, hand delivered to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submitted online via PeolpeSoft, accessible at https://ps.ameritrade.com, before 6:00 p.m., Eastern Daylight Time, on March 23, 2007 (referred to as the expiration date).
     To withdraw your election to accept the offer with respect to some or all of your eligible options, you must sign, date and deliver this withdrawal form to the Human Resources Department via fax at (402) 827-8921, hand deliver it to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submit it online via PeolpeSoft, accessible at https://ps.ameritrade.com, before 6:00 p.m., Eastern Daylight Time, on March 23, 2007.
     You should note that if you withdraw your acceptance of the offer, you will not receive any amended options in replacement for the withdrawn options and those options will not be amended. You will keep all of the options that you withdraw. These options will continue to be governed by the stock option plans under which they were granted and by the existing option agreements between you and TD AMERITRADE.
     You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by submitting a new election form to the Human Resources Department via fax at (402) 827-8921, hand delivering it to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submitting it online via PeolpeSoft, accessible at https://ps.ameritrade.com, before 6:00 p.m., Eastern Daylight Time, on March 23, 2007.
     I withdraw from the Offer to Amend with respect to the following eligible option(s):
☐
☐
     Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)	Corporate Email Address (If none, state other e-mail address at which you can be contacted)	Date and Time
RETURN BEFORE 6:00 P.M., EASTERN DAYLIGHT TIME, ON MARCH 23, 2007 VIA FAX TO THE HUMAN RESOURCES DEPARTMENT AT (402) 827-8921, HAND DELIVER THE ELECTION FORM TO THE HUMAN RESOURCES DEPARTMENT AT TD AMERITRADE HOLDING CORPORATION, 4211 S. 102nd STREET, OMAHA, NEBRASKA 68127, OR SUBMIT ONLINE VIA PEOPLESOFT AT HTTPS://PS.AMERITRADE/COM.

TD AMERITRADE HOLDING CORPORATION
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS INSTRUCTIONS TO
THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Withdrawal Form.
     A properly completed and executed withdrawal form must be received by the Human Resources Department via fax to (402) 827-8921, hand delivered to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submitted online via PeolpeSoft, accessible at https://ps.ameritrade.com before 6:00 p.m., Eastern Daylight Time, on March 23, 2007 (referred to as the expiration date). If TD AMERITRADE extends the offer, this withdrawal form must be received by the date and time of the extended expiration of the offer.
     The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by the Human Resources Department. You may fax your form to by the Human Resources Department via fax to (402) 827-8921, hand deliver it to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submitted online via PeolpeSoft, accessible at https://ps.ameritrade.com. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by the Human Resources Department by the deadline will be accepted. Responses may only be submitted via fax, hand delivery, or online via PeolpeSoft, accessible at https://ps.ameritrade.com. Responses submitted by any other means, including e-mail, are not permitted.
     You should note that any options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.
     Although by submitting a withdrawal form you have withdrawn from the offer some or all of the option grants with respect to which you previously chose to accept, you may change your mind and re-elect to accept the offer with respect to some or all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn by you will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Re-elections with respect to options may be made at any time before the expiration date. If TD AMERITRADE extends the offer beyond that time, you may re-elect with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to some or all of the withdrawn options, you must deliver a later dated and signed election form with the required information to the Human Resources Department while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

2. Signatures on this Withdrawal Form.
     If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to TD AMERITRADE of the authority of that person to act on your behalf must be submitted with this withdrawal form.
3. Other Information on this Withdrawal Form.
     In addition to signing this withdrawal form and inserting the option identification number and option date of grant from your individualized addendum, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address, or if there is no current corporate e-mail address, other current e-mail address at which you can be contacted.
4. Requests for Assistance or Additional Copies.
     Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the election form or this withdrawal form should be directed to the Human Resources Associate Resource Center at (866) 373-3872. Copies will be furnished promptly at TD AMERITRADE’s expense.
5. Irregularities.
     We will reasonably resolve all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we reasonably determine are not in appropriate form or that we reasonably determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
Important: The withdrawal form together with all other required documents must be received by the Human Resources Department on or before the expiration date.
6. Additional Documents to Read.
     You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the offer.
7. Important Tax Information.
     You should refer to Section 14 of the Offer to Amend and Schedule C of the Offer to Amend, if applicable, which contain important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

2